Exhibit 99.1

FS KKR Capital Corp. Announces Third Quarter 2022 Results,

Declares Total Fourth Quarter 2022 Distribution of $0.68 per share

PHILADELPHIA, PA AND NEW YORK, NY – November 7, 2022 – FS KKR Capital Corp. (NYSE: FSK), today announced its financial and operating results for the quarter ended September 30, 2022, and that its board of directors has declared a fourth quarter 2022 distribution totaling $0.68 per share.

Financial and Operating Highlights for the Quarter Ended September 30, 2022(1)

•	Net investment income of $0.76 per share, compared to $0.71 per share for the quarter ended June 30, 2022

•	Adjusted net investment income(2) of $0.73 per share, compared to $0.67 per share for the quarter ended June 30, 2022

•	Net asset value of $25.30 per share, compared to $26.41 per share as of June 30, 2022

•	Total net realized and unrealized loss of $1.21 per share, compared to a total net realized and unrealized loss of $0.96 per share for the quarter ended June 30, 2022

•	Adjusted net realized and unrealized loss(2) of $1.17 per share, compared to adjusted net realized and unrealized loss of $0.92 per share for the quarter ended June 30, 2022

•	Total purchases of $907 million versus $951 million of sales and repayments, including $300 million of sales to its joint venture Credit Opportunities Partners JV, LLC

•	Net debt to equity ratio(3) as of September 30, 2022 was 119%, compared to 115% as of June 30, 2022

•	Paid cash distributions to stockholders totaling $0.67 per share(4)

“FSK again delivered strong earnings during the third quarter as our adjusted net investment income of $0.73 per share increased 9.0% sequentially,” said Michael C. Forman, Chief Executive Officer & Chairman. “As a result, we are pleased to announce a fourth quarter distribution totaling $0.68 per share, which consists of our base distribution of $0.61 per share coupled with a supplemental distribution of $0.07 per share. As we begin looking forward to 2023, I believe we are well positioned with respect to our strong capital structure, committed liquidity position, and floating rate-based investment portfolio, which is poised to continue benefiting from rising interest rates.”

Mr. Forman continued, “I also am delighted to announce that Daniel Pietrzak has been appointed to the FSK Board of Directors, replacing Todd Builione. Dan is a trusted partner and his leadership, investment expertise, and industry knowledge have been instrumental to our business. I look forward to continue working with Dan as we continue to position FSK for future success. It has been an honor to work with Todd and we are grateful for his years of service on the board.”

Declaration of Distribution for Fourth Quarter 2022

FSK’s board of directors has declared a total cash distribution for the fourth quarter of $0.68 per share, consisting of a base distribution of $0.61 per share and a supplemental distribution of $0.07 per share, which will be paid on or about January 3, 2023 to stockholders of record as of the close of business on December 14, 2022.

Portfolio Highlights as of September 30, 2022

•	Total fair value of investments was $15.8 billion of which 71% was invested in senior secured securities.

•

Weighted average annual yield on accruing debt investments(5) was 11.1%, compared to 9.9% as of June 30, 2022. Excluding the impact of merger accounting, weighted average annual yield on accruing debt investments was 10.4%, compared to 9.2% as of June 30, 2022.

•

Weighted average annual yield on all debt investments(5) was 10.3%, compared to 9.3% as of June 30, 2022. Excluding the impact of merger accounting, weighted average annual yield on all debt investments was 9.7%, compared to 8.6% as of June 30, 2022.

•	Exposure to the top ten largest portfolio companies by fair value was 19% as of September 30, 2022, compared to 18% as of June 30, 2022.

•

As of September 30, 2022, investments on non-accrual status represented 2.5% and 5.0% of the total investment portfolio at fair value and amortized cost, respectively, compared to 2.9% and 4.9% as of June 30, 2022.

Portfolio Data	As of September 30, 2022	As of June 30, 2022
Total fair value of investments	$15,792	$16,178
Asset Class (based on fair value)
Senior Secured Loans — First Lien	61.9%	61.9%
Senior Secured Loans — Second Lien	7.9%	8.0%
Other Senior Secured Debt	0.7%	0.7%
Subordinated Debt	1.6%	0.5%
Asset Based Finance	11.6%	13.1%
Credit Opportunities Partners JV, LLC	9.3%	9.3%
Equity/Other	7.0%	6.5%
Interest Rate Type (based on fair value)
% Variable Rate Debt Investments	70.9%	68.4%
% Fixed Rate Debt Investments	8.7%	9.9%
% Other Income Producing Investments	13.5%	14.4%
% Non-Income Producing Investments(7)	4.4%	4.4%
% of Investments on Non-Accrual(6)	2.5%	2.9%

Leverage and Liquidity as of September 30, 2022

•

Net debt to equity ratio(3) of 119%, based on $9.2 billion in total debt outstanding, $266 million of cash and foreign currency and $368 million of net receivable for investments sold and repaid and stockholders’ equity of $7.2 billion. FSK’s weighted average effective interest rate (including the effect of non-usage fees) was 4.21%.

•	Cash and foreign currency of $266 million and availability under its financing arrangements of $2,114 million, subject to borrowing base and other limitations.

•	As of September 30, 2022, 52% of the Company’s approximately $9,176 million of total debt outstanding was in unsecured debt and 48% in secured debt.

Conference Call Information

FSK will host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, November 8, 2022, to discuss its third quarter 2022 financial and operating results. All interested parties are welcome to participate and can access the live conference call by registering using the following URL: https://register.vevent.com/register/BI4107029302be454b84a7b53578d1a435. Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Once registered, they will receive the dial-in numbers and their unique PIN number. When they dial in, they will input their PIN and be placed into the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSK’s website at www.fskkradvisor.com under Events.

A replay of the call will be available shortly after the end of the call by visiting the Investor Relations section of FSK’s website under Events or by using the following URL: https://edge.media-server.com/mmc/p/ga52jq73.

Supplemental Information

An investor presentation containing financial and operating information will be made available prior to the call in the Investor Relations section of FSK’s website at www.fskkradvisor.com under Earnings presentations.

About FS KKR Capital Corp.

FSK is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to FSK.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or future performance or operations of FSK. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSK’s operations or the economy generally due to terrorism, geo-political risks, natural disasters or pandemics such as COVID-19, future changes in laws or regulations and conditions in FSK’s operating area and the price at which shares of FSK’s common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSK makes with the SEC. FSK undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The press release above contains summaries of certain financial and statistical information about FSK. The information contained in this press release is summary information that is intended to be considered in the context of FSK’s SEC filings and other public announcements that FSK may make, by press release or otherwise, from time to time. FSK undertakes no duty or obligation to update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSK, or information about the market, as indicative of FSK’s future results.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, which FSK filed with the U.S. Securities and Exchange Commission (the SEC) on November 7, 2022, as well as FSK’s other reports filed with the SEC. A copy of FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2022 and FSK’s other reports filed with the SEC can be found on FSK’s website at www.fskkradvisor.com and the SEC’s website at www.sec.gov.

Certain Information About Distributions

The determination of the tax attributes of FSK’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSK intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The timing and amount of any future distributions on FSK’s shares of common stock are subject to applicable legal restrictions and the sole discretion of its board of directors. There can be no assurance as to the amount or timing of any such future distributions.

FSK may fund its cash distributions to stockholders from any sources of funds legally available to it, including net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies, proceeds from the sale of shares of FSK’s common stock and borrowings. FSK has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSK will be able to pay distributions at a specific rate or at all.

Contact Information:

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

FS Investments Media Team

Melanie Hemmert

Melanie.Hemmert@fsinvestments.com

Consolidated Statements of Operations

(in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Investment income
From non-controlled/unaffiliated investments:
Interest income	$255	$219	$725	$414
Paid-in-kind interest income	18	16	51	35
Fee income	23	29	63	62
Dividend and other income	9	8	34	20
From non-controlled/affiliated investments:
Interest income	8	8	25	12
Paid-in-kind interest income	12	4	37	12
Fee income	3	2	5	2
Dividend and other income	—	0	7	0
From controlled/affiliated investments:
Interest income	16	12	37	16
Paid-in-kind interest income	9	15	34	23
Fee income	—	0	—	1
Dividend and other income	58	47	168	120

Total investment income	411	360	1,186	717

Operating expenses
Management fees	61	58	186	113
Subordinated income incentive fees	40	35	117	43
Administrative services expenses	4	5	12	9
Accounting and administrative fees	2	1	4	2
Interest expense	96	70	256	158
Other general and administrative expenses	6	5	16	12

Total operating expenses	209	174	591	337
Incentive fee waiver	(15)	(15)	(45)	(15)

Net expenses	194	159	546	322

Net investment income before taxes	217	201	640	395
Excise taxes	1	—	1	—

Net investment income	216	201	639	395

Realized and unrealized gain/loss
Net realized gain (loss) on investments:
Non-controlled/unaffiliated investments	16	60	167	(22)
Non-controlled/affiliated investments	51	139	90	203
Controlled/affiliated investments	(4)	(2)	(43)	(58)
Net realized gain (loss) on foreign currency forward contracts	2	0	9	0
Net realized gain (loss) on foreign currency	5	(1)	12	(4)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/unaffiliated investments	(283)	(49)	(574)	526
Non-controlled/affiliated investments	(99)	(104)	(140)	65

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Controlled/affiliated investments	$(69)	$11	$(216)	$193
Net change in unrealized appreciation (depreciation) on foreign currency forward contracts	15	5	31	8
Net change in unrealized gain (loss) on foreign currency	23	10	53	28

Total net realized and unrealized gain (loss)	(343)	69	(611)	939
Provision for taxes on realized gains on investments	—	—	(3)	—

Net increase (decrease) in net assets resulting from operations	$(127)	$270	$25	$1,334

Per share information—basic and diluted
Net increase (decrease) in net assets resulting from operations (Earnings (Losses) per Share)	$(0.45)	$0.95	$0.09	$7.13

Weighted average shares outstanding	283,175,526	285,124,920	283,787,605	187,003,417

Consolidated Balance Sheets

(in millions, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Investments, at fair value
Non-controlled/unaffiliated investments (amortized cost—$12,988 and $12,419, respectively)	$12,552	$12,558
Non-controlled/affiliated investments (amortized cost—$579 and $860, respectively)	439	859
Controlled/affiliated investments (amortized cost—$3,111 and $2,778, respectively)	2,801	2,684

Total investments, at fair value (amortized cost—$16,678 and $16,057, respectively)	$15,792	$16,101
Cash	264	258
Foreign currency, at fair value (cost—$2 and $119, respectively)	2	119
Receivable for investments sold and repaid	425	567
Income receivable	165	153
Unrealized appreciation on foreign currency forward contracts	39	9
Deferred financing costs	22	16
Prepaid expenses and other assets	7	5

Total assets	$16,716	$17,228
Liabilities
Payable for investments purchased	$57	$2
Debt (net of deferred financing costs of $36 and $38, respectively)	9,137	9,142
Unrealized depreciation on foreign currency forward contracts	—	1
Stockholder distributions payable	190	176
Management fees payable	61	60
Subordinated income incentive fees payable	25	19
Administrative services expense payable	7	5
Interest payable	67	70
Other accrued expenses and liabilities	12	23

Total liabilities	$9,556	$9,498

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, $0.001 par value, 750,000,000 shares authorized, 282,978,008 and 284,543,091 shares issued and outstanding, respectively	—	—
Capital in excess of par value	9,625	9,658
Retained earnings (accumulated deficit)	(2,465)	(1,928)

Total stockholders’ equity	$7,160	$7,730

Total liabilities and stockholders’ equity	$16,716	$17,228

Net asset value per share of common stock at period end	$25.30	$27.17

Non-GAAP Financial Measures

This press release contains certain financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). FSK uses these non-GAAP financial measures internally in analyzing financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing FSK’s financial results with other BDCs.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with FSK’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures has been provided in this press release, and investors are encouraged to review the reconciliation.

Reconciliation of Non-GAAP Financial Measures(1)

	Three Months Ended
	September 30, 2022	June 30, 2022
GAAP net investment income per share	$0.76	$0.71
Accretion resulting from merger accounting	$(0.04)	$(0.04)
Excise Taxes	$0.01	$—
Adjusted net investment income per share(2)	$0.73	$0.67
GAAP Net realized and unrealized gain (loss) per share	$(1.21)	$(0.96)
Unrealized appreciation from merger accounting	$0.04	$0.04
Adjusted net realized and unrealized gain(2)	$(1.17)	$(0.92)

1)	Per share data was derived by using the weighted average shares of FSK’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
2)

Adjusted net investment income is a non-GAAP financial measure. Adjusted net investment income is presented for all periods as GAAP net investment income excluding (i) the accrual for the capital gains incentive fee for realized and unrealized gains; (ii) excise taxes (iii) the impact of accretion resulting from merger accounting; and (iv) certain non-recurring operating expenses that are one-time in nature and are not representative of ongoing operating expenses incurred during FSK’s normal course of business (referred to herein as one-time expenses). FSK uses this non-GAAP financial measure internally in analyzing financial results and believes that the use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing its financial results with other business development companies. Adjusted net realized and unrealized gain is a non-GAAP financial measure. Adjusted net realized and unrealized gain is presented for all periods as GAAP realized and unrealized gains to exclude the impact of the merger accounting. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. A reconciliation of GAAP net investment income to adjusted net investment income and GAAP net realized and unrealized gain to adjusted net realized and unrealized gain can be found above.

3)	Net debt to equity ratio is debt outstanding, net of cash and foreign currency and net payable/receivable for investments purchased/sold and repaid, divided by net assets.
4)	The per share data for distributions reflects the amount of distributions paid per share of our common stock to stockholders of record during each applicable period.
5)

See FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2022 for important information, including information related to the calculation and definition of weighted average annual yield on accruing debt investments, weighted average annual yield on all debt investments, variable rate debt investments, fixed rate debt investments, other income producing investments and non-income producing investments.

6)	Interest income is recorded on an accrual basis. See FSK’s quarterly report on Form 10-Q for the quarter ended September 30, 2022 for a description of FSK’s revenue recognition policy.
7)	Does not include investments on non-accrual status.